SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

VICTORY VARIABLE INSURANCE FUNDS

and

VICTORY CAPITAL MANAGEMENT INC.

Dated July 29, 2016

				Must Be Approved
	Name of Fund	Fee*	Last Approved	By
1.	Victory High Yield VIP Series	0.60%	December 2, 2020	December 31, 2021

2.	Victory INCORE Investment Quality Bond VIP	0.50%	December 2, 2020	December 31, 2021
	Series

3.	Victory INCORE Low Duration Bond VIP Series	0.45%	December 2, 2020	December 31, 2021

4.	Victory Sophus Emerging Markets VIP Series	1.00%	December 2, 2020	December 31, 2021

5.	Victory RS International VIP Series	0.80%	December 2, 2020	December 31, 2021

6.	Victory RS Large Cap Alpha VIP Series	0.50%	December 2, 2020	December 31, 2021

7.	Victory RS Small Cap Growth Equity VIP Series	0.75%	December 2, 2020	December 31, 2021

8.	Victory 500 Index VIP Series	0.25%	December 2, 2020	December 31, 2021

Current as of December 2, 2020

VICTORY VARIABLE INSURANCE FUNDS

By: /s/ Christopher K. Dyer

Name: Christopher K. Dyer

Title: President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael D. Policarpo II
Name:	Michael D. Policarpo II
Title:	President, Chief Financial Officer and Chief

Administrative Officer

*Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds' total expenses for a definite period of time.